Exhibit 99.1

Summit Materials, Inc. Reports Fourth Quarter And Full-Year 2017 Results

-Full-Year Net Revenue +17.7% Y/Y; Operating Income +42.8% Y/Y; Net Income +172.7% Y/Y

-Generated Full-Year Organic Volume Growth Across Materials Lines of Business

-Completed Three New Acquisitions YTD 2018, Representing Total Invested Capital of $120 million

-Federal Tax Reform Reduces Estimated Tax Receivable Agreement Liability By $217 million

-No Significant TRA Payments Expected For Eight Years Until 2026 vs. Pre-Federal Tax Reform Estimate of 2020

-Introducing 2018 Adjusted EBITDA Guidance Range of $490 million to $510 million

DENVER, CO. - (February 14, 2018) - Summit Materials, Inc. (NYSE: SUM, “Summit” or the “Company”), a leading vertically integrated construction materials company, today announced results for the fourth quarter and full-year 2017.

For the three months ended December 30, 2017, the Company reported diluted net income per share of $0.38 on net income of $43.0 million, compared to a diluted loss per share of ($0.00) on a net loss of ($0.3) million in the prior year period.  On an adjusted diluted basis, the Company reported net income before tax related adjustments of $49.1 million, or $0.43 per share, compared to net income before tax related adjustments of $6.1 million, or $0.06 per share, in the prior year period.  Operating income increased by 17.5% to $57.3 million in the fourth quarter 2017, versus $48.8 million in the prior year period.

For the year-ended December 30, 2017, the Company reported diluted net income per share of $1.11 on net income of $121.8 million, compared to diluted net income per share of $0.52 on net income of $36.8 million in the prior year period.  On an adjusted diluted basis, the Company reported net income before tax-related adjustments of $130.6 million, or $1.16 per share, compared to net income before tax-related adjustments of $83.4 million, or $0.81 per share, in the prior year period.  Operating income increased by 42.8% to $220.9 million in the full-year 2017, versus $154.7 million in the prior year period.

“Our team delivered exceptional full-year results that exceeded the high-end of our Adjusted EBITDA guidance range,” stated Tom Hill, CEO of Summit Materials.  “We generated significant year-over-year growth in net revenue, operating income and net income last year, as supported by the completion of 14 materials-based acquisitions, together with sustained organic growth in our materials lines of business.  Full-year Adjusted EBITDA increased 17.4% on a year-over-year basis, driven by improvements across all three reporting segments.  Organic growth contributed more than 20% of the overall year-over-year improvement in Adjusted EBITDA.”

“We have continued to experience broad-based demand for heavy materials across our business,” continued Hill.  “Organic sales volumes of aggregates increased 3.4% in 2017, versus a decline of 5.5% in 2016, driven by improvements in our West Segment.  Organic sales volumes of cement increased 5.8% in 2017, driven by increased demand in our Mississippi River markets north of St. Louis.   While organic average selling prices for aggregates were consistent with the prior year, on a mix-adjusted basis, aggregates prices increased approximately 3.0%, while organic cement prices increased 3.3%.”

“Adjusted cash gross margins in our materials lines of business increased significantly from the prior year, driven by a combination of organic price and volume growth,” noted Hill.  “Aggregates adjusted cash gross profit margin increased by 330 basis points year-over-year to 65.3%, while cement adjusted cash gross profit margin increased by 190 basis points year-over-year to a  47.1%.”

“Despite strength in materials margins, our overall adjusted gross profit margin was flat on a year-over-year basis due a 200 basis point decline in products margins,” continued Hill.  “The year-over-year decline in product margins was mainly attributable to lower sales volumes of ready-mix-concrete in Texas due to the impact of Hurricane Harvey and soft public spending in Kansas,” continued Hill.

“Since January 2018, we have completed three bolt-on acquisitions in Texas, Utah and Missouri for total invested capital of $120 million,” continued Hill.  “All three of these materials-based transactions further establish our existing presence in growing markets characterized by favorable long-term demographic trends.  Looking ahead, we currently have several materials-based, bolt-on transactions currently in diligence that we expect will close in the near future.”

“While the U.S. continues to enjoy one of the longest periods of economic expansion on record, our regional private markets show no indications of slowing,” stated Hill.  “Houston, Salt Lake City and Las Vegas – three of Summit’s largest housing markets - reported that full-year 2017 single family home sales were,  on average, 50% below the prior peak, while months of housing inventory was, on average, 75% below the prior peak, the combination of which we believe indicates room for additional growth.  On the non-residential side of our business, we continue to experience strong demand for commercial storage, fulfillment centers, healthcare facilities, educational institutions and transportation hubs, along with the low-rise commercial infrastructure required to support the growing residential communities we serve.”

“Within our public markets, we anticipate the impact of recently passed state funding measures, coupled with continued federal investment in transportation infrastructure through the FAST Act, will help to support ratable increases in road and highway investments,” continued Hill. “In Texas, a market that represented more than 20% of our total revenue last year, the state Department of Transportation has forecasted that infrastructure funding will increase by more than 50% between fiscal 2018 and fiscal 2020, an exciting opportunity that stands to benefit our operating companies in the region.”

“For the full-year 2018, we currently anticipate Adjusted EBITDA will be in the range of $490 million to $510 million, which includes contributions from three transactions completed on a year-to-date basis,” stated Hill.  “As we complete additional acquisitions throughout the year, we intend to adjust this range accordingly.  We have strong momentum entering 2018, given opportunities for continued organic growth in our existing base of assets, together with favorable underlying demand conditions in our private and public end-markets.”

“At year-end 2017, we had record available liquidity on our balance sheet with which to support a combination of organic and acquisition-related growth,” stated Brian Harris, CFO of Summit Materials.  “As of December 30, 2017, we had $602.5 million in cash and availability under our revolving credit facility, up from $352.1 million at year-end 2016.  Net leverage was 3.4x exiting the year, versus 3.9x in the prior year period, given our continued focus on disciplined capital management,” concluded Harris.

“The recent passage of comprehensive federal tax reform legislation is a positive development for our business,” continued Harris.  “As a result of this legislation, we estimate that our Tax Receivable Agreement (“TRA”) liability has been reduced by approximately 40% to $332 million.  Further, due to the extension of bonus depreciation provision included in the federal tax reform legislation, we anticipate future cash payments to former LP unit holders under the terms of the TRA will be further deferred, with no significant cash payments until 2026, while expecting to continue to pay no federal income taxes for the foreseeable future.  Long-term, we believe the passage of this legislation will provide a measurable long-term benefit to our free cash flow, as $217 million in future cash payments that would have been paid to pre-IPO investors can instead be invested back into the business.”

Full-Year 2017 | Financial Performance

Net revenue increased by 17.7% to $1,752.4 million in the full-year 2017, versus $1,488.3 million in the prior year.  The improvement in net revenue was primarily attributable to acquisition-related contributions, increased organic sales volumes of cement, aggregates and asphalt, together with increased organic selling prices on cement and ready-mix concrete.  Operating income increased by 42.8% to $220.9 million in the full-year 2017, compared to the prior year.  Adjusted EBITDA increased 17.4% year-over-year to $435.8 million, versus $371.3 million in the prior year.

West Segment:  Operating income increased 29.5% to $130.3 million in the full-year 2017, when compared to the prior year.  Adjusted EBITDA increased by 21.6% to $203.6 million in the full-year 2017, when compared to the prior year.  Adjusted EBITDA margin was 22.6% in the full-year 2017, versus 22.7% in the prior-year period.  Year-over-year organic improvements in sales volumes of aggregates and asphalt, together with acquisition-related EBITDA contributions, were partially offset by lower organic declines in average selling prices on aggregates.

East Segment:  Operating income increased by 3.5% to $67.7 million in the full-year 2017, when compared to the prior year.  Adjusted EBITDA increased by 10.4% to $139.1 million in the full-year 2017, when compared to the prior year.  Adjusted EBITDA margin declined to 25.4% in the full-year 2017, versus 26.8% in the prior year.  Year-over-year organic improvements in average selling prices on aggregates and asphalt, improved organic sales volumes of asphalt, together with acquisition-related EBITDA contributions, were offset by a sales volume decline in aggregates and ready-mix concrete.

Cement Segment:  Operating income increased 8.3% to $89.4 million in the full-year 2017, when compared to the prior year.  Adjusted EBITDA increased by 12.9% to $127.5 million in the full-year 2017, when compared to the prior year.  Adjusted EBITDA margin increased to 42.0% in the full-year 2017, versus 40.2% in the prior year.  A year-over-year increase in average selling prices, organic sales volumes, improved production efficiencies and cost reductions all contributed to improved results.

Fourth Quarter 2017 | Financial Performance

Net revenue increased by 13.7% to $440.6 million in the fourth quarter 2017, versus $387.4 million in the prior year period.  The improvement in net revenue was primarily attributable to acquisition-related contributions, increased organic sales volumes of aggregates and asphalt, together with increased organic selling prices on cement, aggregates, ready-mix concrete and asphalt.  Operating income increased by 17.5% to $57.3 million in the fourth quarter 2017, when compared to the prior year period.  Adjusted EBITDA increased 12.0% year-over-year to $114.2 million, versus $102.0 million in the prior year period.

West Segment:  Operating income increased 35.3% to $30.2 million in the fourth quarter 2017, when compared to the prior year period.  Adjusted EBITDA increased by 27.2% to $50.7 million in the fourth quarter 2017, when compared to the prior year period.  Adjusted EBITDA margin was 22.6% in the fourth quarter 2017, versus 22.4% in the prior-year period.  Year-over-year organic improvements in sales volumes of aggregates and asphalt, higher organic average selling prices on aggregates and ready-mix concrete and acquisition-related EBITDA contributions were partially offset by lower organic sales volumes of ready-mix concrete.

East Segment:  Operating income increased by 36.7% to $21.2 million in the fourth quarter 2017, when compared to the prior year period.  Adjusted EBITDA increased by 11.2% to $39.6 million in the fourth quarter 2017, when compared to the prior year period.  Adjusted EBITDA margin increased to 27.9% in the fourth quarter 2017, versus 27.1% in the prior year period.  Year-over-year organic improvements in sales volumes of aggregates and improved average selling prices on asphalt, together with acquisition-related EBITDA contributions, were offset by a sales volume decline in ready-mix concrete and asphalt, in addition to lower average selling prices for ready-mix concrete.

Cement Segment:  Operating income increased 1.5% to $25.8 million in the fourth quarter 2017, when compared to the prior year period.  Adjusted EBITDA increased by 0.2% to $34.2 million in the fourth quarter 2017, when compared to the prior year period.  Adjusted EBITDA margin increased to 45.9% in the fourth quarter 2017, versus 43.8% in the prior year period.  A year-over-year increase in average selling prices, improved production efficiencies and cost reductions were offset by an organic year-over-year decline in sales volumes of cement during October and November 2017, due mainly to adverse weather conditions.

Full-Year 2017 | Results by Line of Business

Aggregates Business:   Aggregates net revenue increased by 18.4% to $313.4 million in the full-year 2017, when compared to the prior year period.  Aggregates adjusted cash gross profit margin increased to 65.3% in the full-year 2017, versus 62.0% in the prior year.  Organic aggregates sales volumes increased 3.4% in the full-year 2017, due mainly to increased demand in Utah, Vancouver, Austin, Northeast Texas and additional markets in the southeast.  Organic aggregates average selling prices declined 0.1% in the full-year 2017, mainly in the West Segment.  On a mix-adjusted basis, aggregates average selling prices increased 2.9% in the full-year 2017, versus the prior-year.

Cement Business:  Cement segment net revenue increased 8.1% to $303.8 million in the full-year 2017, when compared to the prior-year.  Cement adjusted cash gross profit margin was 47.1% in the full-year 2017, versus 45.2% in the prior-year.  Organic sales volumes and average selling prices on cement increased 5.8% and 3.3%, respectively, when compared to the prior year.  Strong regional demand in the Company’s northern markets drove organic volume growth throughout most of the year, while continued organic growth in sales prices was attributable to a previously announced annual price increase that became effective January 1, 2017.

Products Business:  Net revenue increased 20.7% to $854.5 million in the full-year 2017, when compared to the prior year.  Products adjusted cash gross profit margin declined to 24.6% in the full-year 2017, versus 26.6% in the prior year.  Organic sales volumes of ready-mix concrete declined 2.3%, versus the prior year, due mainly to disruptions-related to Hurricane Harvey in Houston and soft public spending in Kansas.  Organic sales volumes of asphalt increased 10.9%, versus the prior year, given broad-based strength across all major platform markets.

Fourth Quarter 2017 | Results by Line of Business

Aggregates Business:   Aggregates net revenue increased by 21.4% to $76.9 million in the fourth quarter 2017, when compared to the prior year period.  Aggregates adjusted cash gross profit margin increased to 70.5% in the fourth quarter 2017, versus 63.7% in the prior year period.  Organic aggregates sales volumes increased 3.5% in the fourth quarter 2017, due mainly to increased demand in Utah, Vancouver, Austin, Northeast Texas and Virginia.  Organic aggregates average selling prices increased less than 1% in the fourth quarter 2017, given broad-based growth in average selling prices in the West Segment.

Cement Business:  Cement segment net revenue declined 4.4% to $74.5 million in the fourth quarter 2017, when compared to the prior-year period.  Cement adjusted cash gross profit margin increased to 49.9% in the fourth quarter 2017, versus 47.9% in the prior-year period.  Organic sales volumes declined 5.5% in the fourth quarter 2017, while organic average selling prices increased 2.5%, when compared to the prior-year period.  Organic sales volumes of cement declined on a year-over-year basis during October and November 2017, due to adverse weather conditions, but increased on a year-over-year basis in December 2017.

Products Business:  Net revenue increased 19.1% to $215.9 million in the fourth quarter 2017, when compared to the prior year period.  Products adjusted cash gross profit margin declined to 23.7% in the fourth quarter 2017, versus 26.1% in the prior year period.  Organic sales volumes of ready-mix concrete declined 5.5%, versus the prior year period, due mainly to disruptions-related to Hurricane Harvey in Houston and soft public spending in Kansas.  Organic sales volumes of asphalt increased 7.6%, given strength in the Utah and Austin markets.

Impact of Federal Tax Reform

The Tax Cuts and Jobs Act (“TCJA”) was passed by both houses of Congress and signed into law by President Trump in late December 2017.

Following the passage of the TCJA, Summit has determined that a lower statutory tax rate will reduce the value of the Company’s deferred tax assets.  Accordingly, the amount of our estimated liability under the Tax Receivable Agreement the Company is required to pay is also reduced.  The Company estimates its TRA liability has been reduced by $217 million from approximately $549 million before tax reform to $332 million post tax reform.

Further, the Company estimates that, as a result of the extended bonus depreciation provision outlined within the TCJA, taxable income will be lower in future years.  Accordingly, the amount of tax receivable payments that the Company is obligated to pay will both be reduced and delayed to future years.  Prior to tax reform, the Company estimated that its first TRA payment to former LP unit holders would commence in 2020.  Following the passage of tax reform, the Company estimates that its first cash payment to former LP unit holders will commence in 2026.

Summit Materials expects that it will not pay federal income tax for the foreseeable future following the enactment of the TCJA.

Acquisition Program Update

In the full-year 2017, the company completed 14 acquisitions for a combined purchase price of approximately $420 million.  With more than 60 transactions completed since 2009, Summit has continued to consolidate quality, materials-based assets in what remains a fragmented industry, bringing the benefits of scale to smaller private operations, while creating significant value for shareholders.

Since January 1, 2018, the Company has completed three materials-based acquisitions.  The combined purchase price across the three transactions was approximately $120 million.

Metro Ready Mix (Wasatch Front, Utah).  Metro Ready Mix is an aggregates and ready-mix concrete company that both expands and complements Summit’s vertically integrated position in the Salt Lake City market.  Summit closed on its acquisition of Metro Ready Mix in January 2018.

Price Construction Company (West Texas).  Price Construction is an aggregates, asphalt, paving and construction services company that expands Summit’s footprint in the West Texas region, while creating a fully integrated aggregates, ready-mix concrete and paving services platform in the growing Midland-Odessa market.  Summit closed on its acquisition of Price in January 2018.

Mertens Construction Company (Central Missouri).  Mertens Construction Company is a pure-play aggregates business with extensive reserves that geographically expand Summit existing position in Central Missouri.  Summit closed on its acquisition of Mertens in January 2018.

Liquidity / Capital Resources

At December 31, 2017, the Company had cash on hand of $383.6 million and borrowing capacity under its revolving credit facility of $218.9 million.  The borrowing capacity on the revolving credit facility is fully available to the Company within the terms and covenant requirements of its credit agreement.  As of December 31, 2017, the Company had $1.8 billion in debt outstanding.

Financial Guidance / Outlook

For the full-year 2018, the Company is introducing Adjusted EBITDA guidance in a range of $490 million to $510 million.  This guidance range includes the impact of all three acquisitions that have been completed on a year-to-date 2018 basis.  No additional potential acquisitions are included within the Company’s full-year 2017 Adjusted EBITDA guidance.

For the full-year 2018, the Company is introducing capital expenditure guidance in a range of $210 million to $225 million.  The Company estimates approximately 46% of 2018 capital expenditures will be directed toward investments in organic growth and development, up from 28% in 2017.

Webcast and Conference Call Information

Summit Materials will conduct a conference call today at 11:00 a.m. eastern time (9:00 a.m. mountain time) to review the Company’s fourth quarter and full-year 2017 financial results.  A webcast of the conference call and accompanying presentation materials will be available in the Investors section of Summit’s website at investors.summit-materials.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.

To participate in the live teleconference:

Domestic Live:	1-877-407-0784
International Live:	1-201-689-8560
Conference ID:	86972581

To listen to a replay of the teleconference, which will be available through March 14, 2018:

Domestic Replay:	1-844-512-2921
International Replay:	1-412-317-6671
Conference ID:	13675346

About Summit Materials

Summit Materials is a leading vertically integrated materials-based company that supplies aggregates, cement, ready-mix concrete and asphalt in the United States and British Columbia, Canada. Summit is a geographically diverse, materials-based business of scale that offers customers a single-source provider of construction materials and related downstream products in the public infrastructure, residential and non-residential end markets. Summit has a strong track record of successful acquisitions since inception and continues to pursue growth opportunities in new and existing markets.  For more information about Summit Materials, please visit www.summit-materials.com.

Non-GAAP Financial Measures

The Securities and Exchange Commission (“SEC”) regulates the use of “non-GAAP financial measures,” such as Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Cash Gross Profit, Adjusted Cash Gross Profit Margin, Free Cash Flow and Net Leverage which are derived on the basis of methodologies other than in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). We have provided these measures because, among other things, we believe that they provide investors with additional information to measure our performance, evaluate our ability to service our debt and evaluate certain flexibility under our restrictive covenants. Our Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Cash Gross Profit may vary from the use of such terms by others and should not be considered as alternatives to or more important than net income (loss), operating income (loss), revenue or any other performance measures derived in accordance with U.S. GAAP as measures of operating performance or to cash flows as measures of liquidity.

Adjusted EBITDA, Adjusted EBITDA margin and other non-GAAP measures have important limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under U.S. GAAP. Some of the limitations of Adjusted EBITDA are that these measures do not reflect: (i) our cash expenditures or future requirements for capital expenditures or contractual commitments; (ii) changes in, or cash requirements for, our working capital needs; (iii) interest expense or cash requirements necessary to service interest and principal payments on our debt; and (iv) income tax payments we are required to make. Because of these limitations, we rely primarily on our U.S. GAAP results and use Adjusted EBITDA, Adjusted EBITDA margin and other non-GAAP measures on a supplemental basis.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Cash Gross Profit, Adjusted Net Income, Adjusted EPS and Free Cash Flow reflect additional ways of viewing aspects of our business that, when viewed with our GAAP results and the accompanying reconciliations to U.S. GAAP financial measures included in the tables attached to this press release, may provide a more complete understanding of factors and trends affecting our business. We strongly encourage investors to review our consolidated financial statements in their entirety and not rely on any single financial measure.  Reconciliations of the non-GAAP measures used in this press release are included in the attached tables.  Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “trends,” “plans,” “estimates,” “projects” or “anticipates” or similar expressions that concern our strategy, plans, expectations or intentions. All statements made relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. These forward-looking statements are subject to risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, it is very difficult to predict the effect of known factors, and, of course, it is impossible to anticipate all factors that could affect our actual results. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be realized. Important factors could affect our results and could cause results to differ materially from those expressed in our forward-looking statements, including but not limited to the factors discussed in the section entitled “Risk Factors” in Summit Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (the “Annual Report”), as filed with the Securities and Exchange Commission (the “SEC”), any factors discussed in the section entitled “Risk Factors” of this report and the following:

-	our dependence on the construction industry and the strength of the local economies in which we operate;

-	the cyclical nature of our business;

-	risks related to weather and seasonality;

-	risks associated with our capital-intensive business;

-	competition within our local markets;

-	our ability to execute on our acquisition strategy, successfully integrate acquisitions with our existing operations and retain key employees of acquired businesses;

-	our dependence on securing and permitting aggregate reserves in strategically located areas;

-	declines in public infrastructure construction and delays or reductions in governmental funding, including the funding by transportation authorities and other state agencies;

-	environmental, health, safety and climate change laws or governmental requirements or policies concerning zoning and land use;

-	conditions in the credit markets;

-	our ability to accurately estimate the overall risks, requirements or costs when we bid on or negotiate contracts that are ultimately awarded to us;

-	material costs and losses as a result of claims that our products do not meet regulatory requirements or contractual specifications;

-	cancellation of a significant number of contracts or our disqualification from bidding for new contracts;

-	special hazards related to our operations that may cause personal injury or property damage not covered by insurance;

-	our substantial current level of indebtedness;

-	our dependence on senior management and other key personnel; and

-	interruptions in our information technology systems and infrastructure.

All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

Any forward-looking statement that we make herein speaks only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

($ in thousands, except share and per share amounts)

	Three months ended		Year ended
	December 30,	December 31,	December 30,	December 31,
	2017	2016	2017	2016
	(unaudited)	(unaudited)	(audited)	(audited)
Revenue:
Product	$361,637	$315,329	$1,449,936	$1,223,008
Service	78,973	72,060	302,473	265,266
Net revenue	440,610	387,389	1,752,409	1,488,274
Delivery and subcontract revenue	49,414	35,584	180,166	137,789
Total revenue	490,024	422,973	1,932,575	1,626,063
Cost of revenue (excluding items shown separately below):
Product	220,420	192,126	898,281	751,419
Service	48,922	46,334	203,330	182,584
Net cost of revenue	269,342	238,460	1,101,611	934,003
Delivery and subcontract cost	49,414	35,584	180,166	137,789
Total cost of revenue	318,756	274,044	1,281,777	1,071,792
General and administrative expenses	66,941	58,556	242,670	243,512
Depreciation, depletion, amortization and accretion	45,762	40,105	179,518	149,300
Transaction costs	1,259	1,507	7,733	6,797
Operating income	57,306	48,761	220,877	154,662
Interest expense	28,673	25,069	108,549	97,536
Loss on debt financings	4,625	—	4,815	—
Tax receivable agreement (benefit) expense	(232,261)	14,938	271,016	14,938
Other (income) expense, net	(1,340)	91	(5,303)	1,361
Income (loss) from operations before taxes	257,609	8,663	(158,200)	40,827
Income tax expense (benefit)	213,099	2,614	(283,977)	(5,299)
Net income	44,510	6,049	125,777	46,126
Net (loss) income attributable to noncontrolling interest in subsidiaries	—	(41)	(27)	16
Net income attributable to Summit Holdings (1)	1,500	6,380	3,974	9,327
Net income (loss) attributable to Summit Inc.	$43,010	$(290)	$121,830	$36,783
Income per share of Class A common stock:
Basic	$0.39	$(0.00)	$1.12	$0.52
Diluted	$0.38	$(0.00)	$1.11	$0.52
Weighted average shares of Class A common stock:
Basic	110,128,357	88,797,701	108,696,438	70,355,042
Diluted	111,723,427	88,797,701	109,490,898	70,838,508

(1)	Represents portion of business owned by pre-IPO investors rather than by Summit.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

($ in thousands, except share and per share amounts)

	2017	2016
Assets
Current assets:
Cash and cash equivalents	$383,556	$143,392
Accounts receivable, net	198,330	162,377
Costs and estimated earnings in excess of billings	9,512	7,450
Inventories	184,439	157,679
Other current assets	7,764	12,800
Total current assets	783,601	483,698
Property, plant and equipment	1,615,424	1,446,452
Goodwill	1,036,320	782,212
Intangible assets	16,833	17,989
Deferred tax assets	284,092	4,326
Other assets	51,063	46,789
Total assets	$3,787,333	$2,781,466
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of debt	$4,765	$6,500
Current portion of acquisition-related liabilities	14,087	24,162
Accounts payable	98,744	81,565
Accrued expenses	116,629	111,605
Billings in excess of costs and estimated earnings	15,750	15,456
Total current liabilities	249,975	239,288
Long-term debt	1,810,833	1,514,456
Acquisition-related liabilities	58,135	32,664
Tax receivable agreement liability	331,340	58,145
Other noncurrent liabilities	65,329	76,874
Total liabilities	2,515,612	1,921,427

Stockholders’ equity:
Class A common stock, par value $0.01 per share; 1,000,000,000 shares authorized, 110,350,594 and 96,033,222 shares issued and outstanding as of December 30, 2017 and December 31, 2016, respectively	1,104	961
Class B common stock, par value $0.01 per share; 250,000,000 shares authorized, 100 shares issued and outstanding as of December 30, 2017 and December 31, 2016	—	—
Additional paid-in capital	1,154,220	824,304
Accumulated earnings	95,833	19,028
Accumulated other comprehensive income (loss)	7,386	(2,249)
Stockholders’ equity	1,258,543	842,044
Noncontrolling interest in consolidated subsidiaries	—	1,378
Noncontrolling interest in Summit Holdings	13,178	16,617
Total stockholders’ equity	1,271,721	860,039
Total liabilities and stockholders’ equity	$3,787,333	$2,781,466

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

($ in thousands)

	2017	2016
Cash flow from operating activities:
Net income	$125,777	$46,126
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	193,107	160,633
Share-based compensation expense	21,140	49,940
Net gain on asset disposals	(7,638)	(3,102)
Non-cash loss on debt financings	3,856	—
Change in deferred tax asset, net	(289,219)	(4,263)
Other	(2,359)	(1,282)
(Increase) decrease in operating assets, net of acquisitions:
Accounts receivable, net	(3,720)	2,511
Inventories	(18,609)	(10,297)
Costs and estimated earnings in excess of billings	(1,825)	(2,684)
Other current assets	8,703	(5,518)
Other assets	(3,103)	(2,350)
Increase (decrease) in operating liabilities, net of acquisitions:
Accounts payable	6,192	(5,751)
Accrued expenses	(7,006)	13,196
Billings in excess of costs and estimated earnings	109	700
Tax receivable agreement liability	273,194	58,145
Other liabilities	(6,416)	(51,141)
Net cash provided by operating activities	292,183	244,863
Cash flow from investing activities:
Acquisitions, net of cash acquired	(374,930)	(336,958)
Purchases of property, plant and equipment	(194,146)	(153,483)
Proceeds from the sale of property, plant and equipment	17,072	16,868
Other	(471)	2,921
Net cash used for investing activities	(552,475)	(470,652)
Cash flow from financing activities:
Proceeds from equity offerings	237,600	—
Capital issuance costs	(627)	(136)
Proceeds from debt issuances	302,000	354,000
Debt issuance costs	(6,416)	(5,801)
Payments on debt	(16,438)	(120,702)
Purchase of noncontrolling interests	(532)	-
Payments on acquisition-related liabilities	(34,650)	(32,040)
Distributions from partnership	(1,974)	(13,034)
Proceeds from stock option exercises	21,661	440
Other	(869)	(20)
Net cash provided by financing activities	499,755	182,707
Impact of foreign currency on cash	701	69
Net increase (decrease) in cash	240,164	(43,013)
Cash and cash equivalents—beginning of period	143,392	186,405
Cash and cash equivalents—end of period	$383,556	$143,392

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Unaudited Revenue Data by Segment and Line of Business

($ in thousands)

	Three months ended		Year ended
	December 30,	December 31,	December 30,	December 31,
	2017	2016	2017	2016

Segment Net Revenue:
West	$224,318	$178,085	$899,992	$736,573
East	141,817	131,385	548,604	470,614
Cement	74,475	77,919	303,813	281,087
Net Revenue	$440,610	$387,389	$1,752,409	$1,488,274

Line of Business - Net Revenue:
Materials
Aggregates	$76,946	$63,392	$313,383	$264,609
Cement (1)	68,798	70,691	282,041	250,349
Products	215,893	181,246	854,512	708,050
Total Materials and Products	361,637	315,329	1,449,936	1,223,008
Services	78,973	72,060	302,473	265,266
Net Revenue	$440,610	$387,389	$1,752,409	$1,488,274

Line of Business - Net Cost of Revenue:
Materials
Aggregates	$22,729	$23,036	$108,729	$100,480
Cement	31,659	33,333	139,058	123,164
Products	164,736	133,895	644,010	519,439
Total Materials and Products	219,124	190,264	891,797	743,083
Services	50,218	48,196	209,814	190,920
Net Cost of Revenue	$269,342	$238,460	$1,101,611	$934,003

Line of Business - Adjusted Cash Gross Profit (2):
Materials
Aggregates	$54,217	$40,356	$204,654	$164,129
Cement (3)	37,139	37,358	142,983	127,185
Products	51,157	47,351	210,502	188,611
Total Materials and Products	142,513	125,065	558,139	479,925
Services	28,755	23,864	92,659	74,346
Adjusted Cash Gross Profit	$171,268	$148,929	$650,798	$554,271

Adjusted Cash Gross Profit Margin (2)
Materials
Aggregates	70.5%	63.7%	65.3%	62.0%
Cement (3)	49.9%	47.9%	47.1%	45.2%
Products	23.7%	26.1%	24.6%	26.6%
Services	36.4%	33.1%	30.6%	28.0%
Total Adjusted Cash Gross Profit Margin	38.9%	38.4%	37.1%	37.2%

(1)

Net revenue for the cement line of business excludes revenue associated with hazardous and non-hazardous waste, which is processed into fuel and used in the cement plants and is included in services net revenue. Additionally, net revenue from cement swaps and other cement-related products are included in products net revenue.

(2)

Previously, we presented gross profit as a non- GAAP metric. We have renamed that metric adjusted cash gross profit to be more descriptive of the calculation. Adjusted cash gross profit calculated as net revenue by line of business less net cost of revenue by line of business. Adjusted cash gross profit margin is defined as adjusted cash gross profit divided by net revenue.

(3)

The cement adjusted cash gross profit includes the earnings from the waste processing operations, cement swaps and other products. Cement line of business adjusted cash gross profit margin is defined as cement adjusted cash gross profit divided by cement segment net revenue.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Unaudited Volume and Price Statistics

(Units in thousands)

	Three months ended		Year ended
Total Volume	December 30, 2017	December 31, 2016	December 30, 2017	December 31, 2016
Aggregates (tons)	10,465	8,790	41,712	36,092
Cement (tons)	622	658	2,547	2,357
Ready-mix concrete (cubic yards)	1,216	1,025	4,680	3,823
Asphalt (tons)	1,259	1,090	5,263	4,359

	Three months ended		Year ended
Pricing	December 30, 2017	December 31, 2016	December 30, 2017	December 31, 2016
Aggregates (per ton)	$9.76	$9.67	$9.97	$9.85
Cement (per ton)	112.32	109.57	112.42	108.63
Ready-mix concrete (per cubic yards)	107.48	104.44	105.37	103.74
Asphalt (per ton)	53.04	52.06	54.19	54.74

Year over Year Comparison	Volume	Pricing	Volume	Pricing
Aggregates (per ton)	19.1%	0.9%	15.6%	1.2%
Cement (per ton)	(5.5)%	2.5%	8.1%	3.5%
Ready-mix concrete (per cubic yards)	18.6%	2.9%	22.4%	1.6%
Asphalt (per ton)	15.5%	1.9%	20.7%	(1.0)%

Year over Year Comparison (Excluding acquisitions)	Volume	Pricing	Volume	Pricing
Aggregates (per ton)	3.5%	0.0%	3.4%	(0.1)%
Cement (per ton)	(5.5)%	2.5%	5.8%	3.3%
Ready-mix concrete (per cubic yards)	(5.5)%	1.8%	(2.3)%	0.5%
Asphalt (per ton)	7.6%	1.7%	10.9%	(0.9)%

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Unaudited Reconciliations of Gross Revenue to Net Revenue by Line of Business

($ and Units in thousands, except pricing information)

	Three months ended December 30, 2017
			Gross Revenue	Intercompany	Net
	Volumes	Pricing	by Product	Elimination/Delivery	Revenue
Aggregates	10,465	$9.76	$102,187	$(25,241)	$76,946
Cement	622	112.32	69,848	(1,050)	68,798
Materials			$172,035	$(26,291)	$145,744
Ready-mix concrete	1,216	107.48	130,740	(262)	130,478
Asphalt	1,259	53.04	66,798	(79)	66,719
Other Products			82,201	(63,505)	18,696
Products			$279,739	$(63,846)	$215,893

	Year ended December 30, 2017
			Gross Revenue	Intercompany	Net
	Volumes	Pricing	by Product	Elimination/Delivery	Revenue
Aggregates	41,712	$9.97	$415,873	$(102,490)	$313,383
Cement	2,547	112.42	286,360	(4,319)	282,041
Materials			$702,233	$(106,809)	$595,424
Ready-mix concrete	4,680	105.37	493,089	(787)	492,302
Asphalt	5,263	54.19	285,201	(425)	284,776
Other Products			345,159	(267,725)	77,434
Products			$1,123,449	$(268,937)	$854,512

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Unaudited Reconciliations of Non-GAAP Financial Measures

($ in thousands, except share and per share amounts)

The tables below reconcile our net income (loss) to Adjusted EBITDA by segment for the three months and years ended December 30, 2017 and December 31, 2016.

Reconciliation of Net Income (Loss) to Adjusted EBITDA	Three months ended December 30, 2017
by Segment	West	East	Cement	Corporate	Consolidated
($ in thousands)
Net income (loss)	$28,048	$22,237	$27,171	$(32,946)	$44,510
Interest expense (income)	1,338	579	(1,415)	28,171	28,673
Income tax expense (benefit)	486	(843)	—	213,456	213,099
Depreciation, depletion and amortization	19,110	17,093	8,405	661	45,269
EBITDA	$48,982	$39,066	$34,161	$209,342	$331,551
Accretion	215	220	58	—	493
Loss on debt financings	—	—	—	4,625	4,625
Tax receivable agreement expense	—	—	—	(232,261)	(232,261)
Transaction costs	(99)	—	—	1,358	1,259
Non-cash compensation	—	—	—	6,992	6,992
Other	1,636	311	—	(395)	1,552
Adjusted EBITDA	$50,734	$39,597	$34,219	$(10,339)	$114,211
Adjusted EBITDA Margin (1)	22.6%	27.9%	45.9%		25.9%

Reconciliation of Net Income (Loss) to Adjusted EBITDA	Three months ended December 31, 2016
by Segment	West	East	Cement	Corporate	Consolidated
($ in thousands)
Net income (loss)	$18,335	$20,292	$25,885	$(58,463)	$6,049
Interest expense (income)	2,108	(897)	(581)	24,439	25,069
Income tax expense (benefit)	94	(2,156)	—	4,676	2,614
Depreciation, depletion and amortization	16,514	13,882	8,787	560	39,743
EBITDA	$37,051	$31,121	$34,091	$(28,788)	$73,475
Accretion	117	173	72	—	362
IPO/ Legacy equity modification costs	—	—	—	—	—
Tax receivable agreement expense	—	—	—	14,938	14,938
Transaction costs	(58)	—	—	1,565	1,507
Management fees and expenses	—	—	—	(1,379)	(1,379)
Non-cash compensation	—	—	—	3,817	3,817
Other	2,777	4,308	—	2,210	9,295
Adjusted EBITDA	$39,887	$35,602	$34,163	$(7,637)	$102,015
Adjusted EBITDA Margin (1)	22.4%	27.1%	43.8%		26.3%

Reconciliation of Net Income (Loss) to Adjusted EBITDA	Year ended December 30, 2017
by Segment	West	East	Cement	Corporate	Consolidated
($ in thousands)
Net income (loss)	$121,390	$68,361	$92,956	$(156,930)	$125,777
Interest expense (income)	6,924	3,082	(3,760)	102,303	108,549
Income tax expense (benefit)	1,910	(864)	—	(285,023)	(283,977)
Depreciation, depletion and amortization	70,499	66,436	38,107	2,601	177,643
EBITDA	$200,723	$137,015	$127,303	$(337,049)	$127,992
Accretion	815	816	244	—	1,875
Loss on debt financings	—	—	—	4,815	4,815
Tax receivable agreement expense	—	—	—	271,016	271,016
Transaction costs	(76)	—	—	7,809	7,733
Non-cash compensation	—	—	—	21,140	21,140
Other	2,128	1,277	—	(2,199)	1,206
Adjusted EBITDA	$203,590	$139,108	$127,547	$(34,468)	$435,777
Adjusted EBITDA Margin (1)	22.6%	25.4%	42.0%		24.9%

Reconciliation of Net Income (Loss) to Adjusted EBITDA	Year ended December 31, 2016
by Segment	West	East	Cement	Corporate	Consolidated
($ in thousands)
Net income (loss)	$86,040	$66,661	$79,280	$(185,855)	$46,126
Interest expense	9,195	4,930	2,741	80,670	97,536
Income tax expense (benefit)	269	(2,156)	—	(3,412)	(5,299)
Depreciation, depletion and amortization	64,558	50,866	29,903	2,409	147,736
EBITDA	$160,062	$120,301	$111,924	$(106,188)	$286,099
Accretion	787	674	103	—	1,564
IPO/ Legacy equity modification costs	—	—	—	37,257	37,257
Tax receivable agreement expense	—	—	—	14,938	14,938
Transaction costs	382	25	—	6,390	6,797
Management fees and expenses	—	—	—	(1,379)	(1,379)
Non-cash compensation	—	—	—	12,683	12,683
Other	6,203	5,007	964	1,214	13,388
Adjusted EBITDA	$167,434	$126,007	$112,991	$(35,085)	$371,347
Adjusted EBITDA Margin (1)	22.7%	26.8%	40.2%		25.0%

(1)	Adjusted EBITDA Margin is defined as Adjusted EBITDA as a percentage of net revenue.

The table below reconciles our net income per share attributable to Summit Materials, Inc. to adjusted diluted net income per share for the three months and years ended December 30, 2017 and December 31, 2016. The per share amount of the net income attributable to Summit Materials, Inc. presented in the table is calculated using the total equity interests for the purpose of reconciling to adjusted diluted net income per share.

	Three months ended				Year ended
	December 30, 2017		December 31, 2016		December 30, 2017		December 31, 2016
Reconciliation of Net Income Per Share to Adjusted Diluted EPS	Net Income	Per Equity Unit	Net Income	Per Equity Unit	Net Income	Per Equity Unit	Net Income	Per Equity Unit
Net income (loss) attributable to Summit Materials, Inc.	$43,010	$0.38	$(290)	$—	$121,830	$1.08	$36,783	$0.36
Adjustments:
Net income attributable to noncontrolling interest	1,500	0.01	6,380	0.06	3,974	0.04	9,327	0.09
IPO/ Legacy equity modification costs	—	—	—	—	—	—	37,257	0.36
Loss on debt financings	4,625	0.04	—	—	4,815	0.04	—	—
Adjusted diluted net income before tax related adjustments	49,135	0.43	6,090	0.06	130,619	1.16	83,367	0.81
Tax receivable agreement (benefit) expense	(232,261)	(2.04)	14,938	0.15	271,016	2.40	14,938	0.15
Valuation allowance release	—	—	—	—	(531,952)	(4.70)	—	—
Change in Federal statutory tax rates	235,253	2.07	—	—	235,253	2.07	—	—
Adjusted diluted net income	$52,127	$0.46	$21,028	$0.21	$104,936	$0.93	$98,305	$0.96
Weighted-average shares:
Basic Class A common stock	110,128,357		88,797,701		108,696,438		70,355,042
LP Units outstanding	3,803,892		13,900,060		4,371,705		32,327,907
Total equity units	113,932,249		102,697,761		113,068,143		102,682,949

The following table reconciles operating income to Adjusted Cash Gross Profit and Adjusted Cash Gross Profit Margin for the three months and years ended December 30, 2017 and December 31, 2016.

	Three months ended		Year ended
	December 30,	December 31,	December 30,	December 31,
Reconciliation of Operating Income to Adjusted Cash Gross Profit	2017	2016	2017	2016
($ in thousands)
Operating income	$57,306	$48,761	$220,877	$154,662
General and administrative expenses	66,941	58,556	242,670	243,512
Depreciation, depletion, amortization and accretion	45,762	40,105	179,518	149,300
Transaction costs	1,259	1,507	7,733	6,797
Adjusted Cash Gross Profit (exclusive of items shown separately)	$171,268	$148,929	$650,798	$554,271
Adjusted Cash Gross Profit Margin (exclusive of items shown separately) (1)	38.9%	38.4%	37.1%	37.2%

(1)	Adjusted Cash Gross Profit Margin is defined as Adjusted Cash Gross Profit as a percentage of net revenue.

The following table reconciles net cash used for operating activities to free cash flow for the three months and years ended December 30, 2017 and December 31, 2016.

	Three months ended		Year ended
	December 30,	December 31,	December 30,	December 31,
	2017	2016	2017	2016
Net income	$44,510	$6,049	$125,777	$46,126
Non-cash items	269,771	53,586	(81,113)	201,926
Net income adjusted for non-cash items	314,281	59,635	44,664	248,052
Change in working capital accounts	(154,531)	100,705	247,519	(3,189)
Net cash provided by operating activities	159,750	160,340	292,183	244,863
Capital expenditures, net of asset sales	(42,886)	(30,892)	(177,074)	(136,615)
Free cash flow	$116,864	$129,448	$115,109	$108,248

Contact:

Mr. Noel Ryan

Vice President, Investor Relations

Summit Materials, Inc.

noel.ryan@summit-materials.com